Exhibit 10.1
IMATION CORP.
INVESTOR RIGHTS AGREEMENT
     This INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of July 31, 2007, by and between Imation Corp., a Delaware corporation (the “Company”), and TDK Corporation, a Japanese corporation (the “Investor”).
RECITALS
     WHEREAS, the Investor and the Company are parties to an Acquisition Agreement, dated as of April 19, 2007 (the “Acquisition Agreement”), providing for the issuance and sale of certain shares of common stock of the Company, par value $.01 per share (“Common Stock”), in consideration of the Investor’s transfer to the Company of certain assets relating to the sale, service and support of optical, magnetic tape and flash memory recordable media products, as more fully described in the Acquisition Agreement;
     WHEREAS, the obligations of the Company and the Investor under the Acquisition Agreement are conditioned, among other things, upon the execution and delivery of this Agreement by the Investor and the Company;
     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:
ARTICLE I
BOARD REPRESENTATION
     1.1 Investor Nominee Appointment Right. Until such time as ninety (90) days have elapsed after the occurrence of a Nomination Forfeiture Event without cure by the Investor of such event (the “Forfeiture Date”), the Investor shall have the right to designate one employee or director of TDK or any Affiliate of TDK as a nominee to stand for election as a director of the Company (the “Investor Nominee”). Promptly after TDK has designated an Investor Nominee and the Investor Nominee has been approved by the Company’s board of directors (the “Board”) as provided below, the Company shall increase the size of the Board by one member and fill the resulting vacancy in accordance with the Company’s bylaws by designating the Investor Nominee as a director of the Class whose term will expire at the next annual meeting of stockholders. Thereafter, the Board shall recommend to the Company’s stockholders to vote to elect the Investor Nominee at the next stockholders’ meeting and at each subsequent stockholders’ meeting at which directors of that Class are elected. The foregoing nomination right will be subject to the Company’s generally applicable policies with respect to the qualification of Board nominees under the Company’s Corporate Governance Guidelines, as may be amended from time to time (the “Board Qualifications”); provided, that (i) in the event that a proposed Investor Nominee is rejected by the Board’s Nominating and Governance Committee, (A) the Board will not nominate any person not designated by the Investor to stand for election in place of the rejected Investor Nominee and (B) the Investor shall have the right to nominate a replacement candidate, until such time as an Investor Nominee that meets the Board Qualifications is put forward by the Investor, and (ii) the Company shall not revise or amend the Board Qualifications or the qualifications and procedures set forth in the Company’s Corporate Governance Guidelines in a manner that has the intent or effect of materially adversely affecting the Investor’s ability to designate the Investor Nominee (by for instance, adding requirements that all directors meet citizenship or independence requirements that would disqualify the Investor’s most probable nominees). Any Investor Nominee included within the slate of director nominees presented to the stockholders for election shall remain subject to the required affirmative vote of the Company’s stockholders in accordance with the Company’s bylaws, as may be amended from time to time.

     1.2 Responsibilities of Investor Nominee. Any Investor Nominee duly elected to the Board shall be subject to the Company’s bylaws, charters, guidelines, codes of conduct, policies and procedures and the laws of the State of Delaware governing the fiduciary responsibilities of directors to the same degree as other members of the Board, and may be removed for cause under applicable law. Any Investor Nominee duly elected to the Board shall be treated the same as an “employee director” for purposes of director compensation.
     1.3 Vacancies. At any time prior to a Nomination Forfeiture Event, if an Investor Nominee who has been duly elected to the Board resigns from the Board, is removed for cause under applicable law, dies or otherwise cannot or is not willing to stand for reelection or to continue to serve as a member of the Board, the remaining members of the Board shall take all commercially reasonable actions to cause the vacancy to be filled, prior to or concurrent with any further meeting or action by the Board, by a new Investor Nominee.
     1.4 Nomination Forfeiture Event. A “Nomination Forfeiture Event” shall occur when:
          (a) as a result of voluntary sales of Common Stock by the Investor, the number of shares of Common Stock held by the Investor drops below seventy-five percent (75%) of the Initial Share Number;
          (b) as a result of the Investor’s failure to exercise its Preemptive Rights and any voluntary sales by the Investor of Common Stock, the number of Issued Shares held by the Investor drops below ten percent (10%) of the total number of issued and outstanding shares of Common Stock;
          (c) that certain Trademark License Agreement, dated as of the date hereof between the Company and the Investor (the “Trademark License”), is terminated for any reason; or
          (d) as a result of a breach by Investor of Section 4.3 or 4.4 of this Agreement; provided, that a breach of Section 4.3 of this Agreement shall not constitute a Nomination Forfeiture Event unless either (i) the Investor shall have affirmatively voted its voting Securities in contravention of the provisions of that Section or (ii) the Investor, having been given express written notice by the Company in the form of attached Exhibit B (an “Express Notice”) and in accordance with the applicable terms of Section 6.19, shall have failed to vote its voting Securities with respect to a proposal as to which it is required to vote under Section 4.3 and, in the case of a proposal described in Section 4.3(a) but not otherwise, such failure to vote shall have adversely affected the outcome of the stockholder vote on such proposal from the Company’s perspective (i.e., caused a proposal as to which the Board recommended a vote “against” to succeed, or a proposal as to which the Board recommended a vote “for” to fail).

Notwithstanding anything to the contrary in Section 1.1, if a Nomination Forfeiture Event occurs as a result of clause (c) or (d) above, Investor’s right to nominate an Investor Nominee shall terminate immediately, and Investor shall cause any Investor Nominee who has been duly elected and is then serving as a director of the Company to submit his resignation as a director of the Company with immediate effect. For purposes of this Section 1.4, the number of Shares of Common Stock held by the Investor shall include all shares of Common Stock issued to the Investor and its Affiliates at Closing.
     1.5 Information Rights.
          (a) For so long as the Investor has a duly elected representative serving on the Board, the Company shall be required to provide such director with all information made available to other Board members, as and when it is made available to other Board members; provided, however, the Company shall not be obligated to provide such director with information that is only made available to members of a duly constituted committee of the Board of which such director is not a member.
          (b) Notwithstanding the occurrence of an uncured Nomination Forfeiture Event other than pursuant to Section 1.4(d), for so long as the Trademark License remains in effect, and subject to the provisions of Section 6.3 of this Agreement, the Company shall provide the Investor (i) reasonable notice of, and reasonably detailed information regarding, any discussions, negotiations, or correspondence regarding any proposed transaction that could be expected to result in a Change of Control of the Company (a “Proposed Transaction”), including any material changes to terms previously notified to Investor, and (ii) a reasonable opportunity to propose alternatives thereto to the Board for the Board’s consideration. In addition, in the event that the Company or its advisors conducts (i) any form of “market check” process in connection with exploration of or discussion, negotiations or correspondence regarding a Proposed Transaction, or (ii) any form of formal or informal auction process, then, in either case, the Company agrees that the Investor will be one of the parties contacted in the first instance. The rights of the Investor under this Section 1.5(b) shall terminate immediately in the event of a Nomination Forfeiture Event described in Section 1.4(d).
          (c) For the purposes of Section 1.5(b), a “Change of Control” with respect to the Company means any of the following transactions as a result of which the Company is under the direct or indirect control of any Person, whether singly or as a part of a 13D Group:
               (i) the acquisition by any Person, as a result of one transaction or a series of transactions over time, of voting Securities representing, directly or indirectly, more than fifty percent (50%) of the aggregate voting rights of the Company; or
               (ii) the Company’s consolidation with or merger with or into another Person, whether or not the Company is the surviving entity in such transaction, unless, immediately after such consolidation or merger, shareholders of the Company prior to the transaction continue to own voting securities representing, directly or indirectly, more than fifty percent (50%) of the aggregate voting rights of such new or surviving entity.

ARTICLE II
PREEMPTIVE RIGHTS
     2.1 Preemptive Rights.
          (a) If the Company proposes to sell any Common Stock or any other Securities, however described or whether voting or non-voting, other than Exempted Securities (“Additional Securities”), whether in a private placement, a public offering, or as part of an acquisition, share exchange or otherwise, the Company shall, at least thirty (30) days prior to issuing such Additional Securities, notify the Investor in writing of such proposed issuance specifying, to the extent practicable, the purchase price or a range for the purchase price, if any, for, and the terms and conditions of, such Additional Securities and shall offer to sell such Additional Securities to the Investor in the amounts set forth in Section 2.1(c), upon the terms and conditions set forth in the notice and at the Purchase Price as provided in Section 2.1(d) (the “Preemptive Rights”); provided, that, if the purchase price for, or any of the other material terms and conditions of, the proposed issuance are not known at the time of the initial written notice, the Company shall provide such notice without specifying the price or other such terms and conditions, and shall provide a supplemental notice, adding the missing terms, to the Investor as soon as they are known to the Company, and in no event later than ten (10) Business Days prior to such issuance. For purposes of calculating the number of Additional Securities issued pursuant to this Section 2.1(a), such calculation shall include the maximum number of shares of Common Stock and other Securities issuable upon the conversion or exercise of any convertible or exchangeable Securities.
          (b) If the Investor wishes to subscribe for a number of Additional Securities less than the number to which it is entitled under this Section 2.1, the Investor may do so and shall, in the notice of exercise of the offer, specify the number of Additional Securities that it wishes to purchase.
          (c) The Company shall offer the Investor all, or any portion specified by the Investor in accordance with Section 2.1(b), of an amount of such Additional Securities such that, after giving effect to the proposed issuance (including the issuance to the Investor pursuant to the Preemptive Rights and including any related issuance resulting from the exercise of preemptive or similar rights by any unrelated Person with respect to the same issuance that gave rise to the exercise of the Preemptive Rights by the Investor), the Investor’s Equity Interest after such issuance would equal the Investor’s Equity Interest immediately prior to such issuance, such number of Additional Securities to constitute the “Preemptive Share Amount”. If, at the time of the determination of any Preemptive Share Amount under this Section 2.1(c), any other Person has preemptive or other equity purchase rights similar to the Preemptive Rights, such Preemptive Share Amount shall be recalculated to take into account the amount of Additional Securities such Persons have committed to purchase, rounding up such Preemptive Share Amount to the nearest whole Additional Security.

          (d) The “Purchase Price” for the Additional Securities to be issued pursuant to the exercise of Preemptive Rights shall be payable only in cash (unless otherwise agreed by the Company and the Investor) and, except as otherwise set forth below, shall equal per Additional Security the per Security issuance price for the Additional Securities giving rise to such Preemptive Right. In the case of any issuance of Additional Securities other than solely for cash, the Company and the Investor shall in good faith seek to agree upon the value of the non-cash consideration; provided, that the value of any publicly traded securities shall be deemed to be the closing price of such securities on the applicable national securities exchange as of the trading date immediately prior to the consummation of such issuance. If the Company and the Investor fail to agree on such value during the period contemplated by the first sentence of Section 2.2, then the Company will refer the items in dispute to a nationally recognized investment banking firm that is selected by the Board and reasonably acceptable to the Investor and that shall be instructed to make a final and binding determination of the fair market value of such items within ten (10) Business Days. If such a determination is required, the deadline for the Investor’s exercise of its Preemptive Rights with respect to such issuance pursuant to Section 2.1(b) shall be extended until the fifth (5th) Business Day following the date of such determination. Whichever of the Company or the Investor whose last estimate differed the most from that finally determined by the investment banking firm shall be responsible for and pay all of the fees and expenses of such investment banking firm. All determinations made by such investment banking firm shall be final and binding on the Company and the Investor.
     2.2 Exercise Period. The Preemptive Rights set forth in Section 2.1 must be exercised by acceptance in writing of an offer referred to in Section 2.1(a), (i) if not in connection with a registered offering, within thirty (30) days of receiving notice from the Company of its intention to sell Additional Securities, or (ii) in connection with any registered offering, at least five (5) Business Days prior to the printing of the preliminary prospectus in connection with such offering. The closing of any purchase of Additional Securities pursuant to the exercise by the Investor of Preemptive Rights hereunder shall occur on the later of (i) the closing of the transaction triggering such Preemptive Rights, subject to the receipt of any necessary Governmental Approvals to which the issuance of Additional Securities is subject, and (ii) should either the Company or the Investor so elect, an agreed date within thirty (30) days after such closing.
     2.3 Survival of Rights. The Investor’s rights set forth in Section 2.1 shall terminate when:
          (a) as a result of voluntary sales of Common Stock by the Investor, the number of shares of Common Stock held by the Investor drops below seventy-five percent (75%) of the Initial Share Number;
          (b) as a result of the Investor’s failure to exercise its Preemptive Rights and any voluntary sales by the Investor of Common Stock, the number of Issued Shares held by the Investor drops below ten percent (10%) of the total number of issued and outstanding shares of Common Stock; or
          (c) the Trademark License is terminated for any reason.

ARTICLE III
REGISTRATION RIGHTS
     3.1 Registration Rights.
          (a) Demand Rights.
               (i) At any time after the end of the Lock-Up Period, the Investor shall have the right to request the Company to file a registration statement under the Securities Act for a public offering of all or part of the Issued Shares and any additional shares of Common Stock issued or distributed by way of a dividend, stock split or other distribution, or acquired by way of any rights offering or similar offering made, in respect of the Issued Shares (the “Registrable Securities”), by delivering written notice thereof to the Company specifying (x) the number of Registrable Securities to be included in such registration, and (y) the intended method of distribution thereof (the “Demand Registration Request”). Thereupon the Company shall, as expeditiously as possible, use its commercially reasonable efforts to effect the registration under the Securities Act of the Registrable Securities which the Company has been so requested to register in the Demand Registration Request. The Investor may require the Company to file such registration statement with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect) (a “Shelf Registration”). The demand registration rights granted in this Section 3.1(a)(i) are subject to the following limitations:
                    (1) The aggregate offering price (net of known or estimated underwriting discounts and commissions) for the shares of Registrable Securities to be included in such registration shall be at least ten million Dollars ($10,000,000) based on the current market price of the Common Stock at the time of such initial filing;
                    (2) The Company shall not be obligated to effect any registrations pursuant to this Section 3.1(a)(i) within nine (9) months of the effective date of any other registration under the Securities Act, other than a registration on Form S-8 under the Securities Act;
                    (3) The Company shall not, under any circumstances, be obligated to effect more than two (2) registrations pursuant to this Section 3.1(a), no more than one of which may be exercised in any twelve (12)-month period; and
                    (4) The Company may postpone for up to ninety (90) days the filing or the effectiveness of a registration statement for a Demand Registration Request if the Company furnishes to the Investor a certificate signed by the Chief Financial Officer of the Company stating that the disclosures that would be required in such registration statement would reasonably be expected to have a material adverse effect on, or require the public disclosure of, any proposal or plan by the Company to engage in a significant financing or acquisition of assets (other than in the ordinary course of business), or any merger, consolidation, tender offer, or reorganization; provided, that, in such event, the Investor shall be entitled to withdraw such Demand Registration Request and, if such request is withdrawn, such request shall not count as one of the permitted Demand Registration Requests hereunder.

          (ii) If the Investor intends to distribute the Registrable Securities covered by the Demand Registration Request by means of an underwriting, the Investor shall so advise the Company in the Demand Registration Request, and in such event, the Investor shall negotiate in good faith with an underwriter or underwriters selected by the Company to act as the managing underwriter in connection with such underwriting; provided, however, that if the Investor has not agreed with such underwriter or underwriters as to the terms and conditions of such underwriting within twenty (20) days following commencement of such negotiations, then the Company may select an underwriter or underwriters of its choice to be the managing underwriter, which choice shall be subject to the approval of the Investor (such approval not to be unreasonably withheld or delayed). The Company and the Investor shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting (it being understood that all indemnification obligations which are customarily those of the issuer of securities under such underwriting agreement shall be the obligations of the Company).
          (iii) If the Investor intends to distribute the Registrable Securities covered by the Demand Registration Request by means of an underwriting and the managing underwriters advise the Company in writing, with a copy to be delivered to the Investor, that, in their opinion, the number of Registrable Securities requested to be included in such offering exceeds the number of securities which can be sold therein without materially adversely affecting the marketability of the offering and within a price range acceptable to the Investor, the Company shall include in such registration the Registrable Securities requested to be included which in the opinion of such underwriters can be sold without materially adversely affecting the marketability of the offering; provided, that, in the event that the number of Registrable Securities included in such registration is so reduced, such registration shall not count as one of the permitted Demand Registration Requests hereunder.
     (b) Piggyback Rights.
          (i) If at any time and from time to time after the end of the Lock-Up Period the Company proposes to effect a registration of any of its securities under the Securities Act (other than any registration of Securities on Forms S-4 or S-8 or any successor forms), for its own account, or for the account of one or more shareholders (other than pursuant to a Demand Registration Request) (the “Proposed Registration”), the Company shall give prompt written notice to the Investor of the Company’s intention to do so. If the Investor’s Registrable Securities have not been included in the Proposed Registration, and within thirty (30) days of the receipt of any such notice, Investor delivers to the Company a written notice requesting to have any or all of the Registrable Securities included in the Proposed Registration (such notice to include the number of Registrable Securities that the Investor wishes to be included in the Proposed Registration), the Company will use its commercially reasonable efforts to cause such shares to be registered as requested in such notice. Notwithstanding any other provision of this Section 3.1(b), if the Proposed Registration is an underwritten registration and the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the Company may limit the number of shares of Registrable Securities to be included in the Proposed Registration without requiring any limitation in the number of shares to be registered on behalf of the Company; provided, however, that the number of Registrable Securities included in the Proposed Registration pursuant to this Section 3.1(b) may not be reduced to less than thirty percent (30%) of the total amount of shares subject to the offering; provided, further, that nothing herein shall prevent the Company from canceling or withdrawing any Proposed Registration prior to the filing or effectiveness thereof.

          (ii) If underwriters are appointed to conduct an offering of the Company’s securities, including Registrable Securities, with respect to the Proposed Registration, no Registrable Securities shall be registered unless the Investor accepts the terms of the underwriting as approved by the Company for the offering; provided, that the Investor may independently negotiate with the underwriters for the offering any representations and warranties that the Investor will give to such underwriters in connection with the offering. In the event that the Investor is unable to agree with such underwriters on such representations and warranties or does not accept the terms of such underwriting, then the Company may proceed with the Proposed Registration without the participation of the Investor or the inclusion of any Registrable Securities; provided, further, that such non-participation of the Investor shall not in any way affect its rights under this Section 3.1 with respect to subsequent demands for registration of any Registrable Securities.
     3.2 Holdback Agreements. Investor shall not effect any public sale or distribution (including sales pursuant to Rule 144) of Securities of the Company or engage in any hedging transactions relating to the same, during the thirty (30) days prior to and the 90-day period beginning on the effective date of any underwritten registration pursuant to a Demand Registration Request or any underwritten Proposed Registration, in each case pursuant to which Investor’s Registrable Securities are included, unless the underwriters managing the registered public offering agree otherwise.
     3.3 Effectiveness of Registration Statement. The Company shall notify Investor of the effectiveness of each registration statement filed hereunder and prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than one hundred twenty (120) days (or until the distribution described in the registration statement has been completed) (or, in the case of a Shelf Registration, a period ending on the earlier of (i) the date on which all Registrable Securities have been sold pursuant to the Shelf Registration or have otherwise ceased to be Registrable Securities, and (ii) the 24-month anniversary of the effective date of such Shelf Registration) and comply with the provisions of the Securities Act with respect to the disposition of securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement; provided, however, that at any time, upon written notice to Investor and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may suspend the use or effectiveness of any registration statement (and the Investor agrees not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that the Company may, in the absence of such suspension hereunder, be required under state or federal securities laws to disclose any corporate development the disclosure of which could reasonably be expected to have a material adverse effect upon the Company, its stockholders, a potentially significant transaction or event involving the Company, or any negotiations, discussions, or proposals directly relating thereto. No more than two (2) such Suspension Periods shall occur in any twelve (12) month period. In the event that the Company shall exercise its rights hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive thirty (30) days with the written consent of the Investor. If so directed by the Company, Investor shall use its commercially reasonable efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in Investor’s possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. Investor agrees to comply with any prospectus delivery and/or notice requirements under the Securities Act then in effect, and agrees to not use any “free-writing” prospectus in connection with the sale of any Registrable Securities.

     3.4 Registration Expenses. The Company shall pay the expenses associated with registrations pursuant to this Article III (including all registration, filing, qualification fees, printing expenses, fees and expenses of the Company’s counsel and of one counsel to the Investor and auditing expenses) and all related offering expenses (including printing expenses, road show costs and other marketing expenses). The Investor shall bear the cost of any underwriting discounts or commissions for the offering and sale of the Investor’s Registrable Securities.
     3.5 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may at times permit the sale of Registrable Securities to the public in the United States without registration after the Lock-Up Period, the Company agrees to use its commercially reasonable efforts to:
          (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;
          (b) File, as and when applicable, with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and
          (c) Furnish to the Investor forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and the Exchange Act, a copy of the most recent annual or quarterly (or other periodic) report of the Company, and such other reports of the Company as the Investor may reasonably request in availing itself of any rule or regulation of the SEC allowing the Investor to sell any such securities without registration.
ARTICLE IV
OTHER AGREEMENTS
     4.1 Standstill.
          (a) From the date hereof through the date when (i) as a result of voluntary sales of Common Stock by the Investor, the number of shares of Common Stock held by the Investor drops below seventy-five percent (75%) of the Initial Share Number or (ii) as a result of the Investor’s failure to exercise its Preemptive Rights and any voluntary sales by the Investor of Common Stock, the number of Issued Shares held by the Investor drops below ten percent (10%) of the total number of issued and outstanding shares of Common Stock (the “Standstill Period”), the Investor agrees that it will not, without the prior written consent of the Company, directly or indirectly, alone or in concert with any other Person, acquire, offer to acquire, or agree to acquire, by purchase, gift, business combination or otherwise, beneficial ownership of any Common Stock in excess of twenty-one percent (21%) (the “Standstill Threshold”) of the Common Stock then outstanding; provided, however, that the Company shall, as soon as reasonably practicable, inform the Investor of any change in the number of outstanding shares of Common Stock since the last Public Disclosure of the total issued and outstanding Common Stock of the Company in excess of one quarter of one percent (0.25%). .

          (b) Notwithstanding any provision of Section 4.1(a), the Investor shall not be in breach of that section if, solely as a result of repurchases by the Company of its outstanding Common Stock, the Investor becomes the Beneficial Owner of shares of Common Stock in excess of the Standstill Threshold, provided that it does not retain beneficial ownership of shares representing in the aggregate more than twenty-two percent (22%) of the Common Stock then outstanding (the “Investor Threshold”).
          (c) If Investor should become the Beneficial Owner of Common Stock in violation of either Section 4.1(a) or Section 4.1(b), Investor shall, as soon as it becomes aware of any such violation, give prompt notice to the Company of such violation. Immediately upon its giving of any such notice, or upon its receipt of any notice of such violation from the Company, the Investor shall, and shall cause its Affiliates to, refrain from acquiring beneficial ownership of any additional shares of Common Stock and within ten (10) Business Days after its giving or receipt of such notice shall, and shall cause its Affiliates to, dispose of Common Stock such that Investor shall not beneficially own Common Stock in excess of the Standstill Threshold; provided, however, that any sales required hereunder will not be taken into account for a period of five (5) years thereafter in determining whether a Nomination Forfeiture Event shall have occurred.
          (d) Prior to the Closing of the transactions contemplated by the Acquisition Agreement, the Company has amended Section 1(a) of the Rights Agreement dated June 21, 2006 (the “ Share Rights Plan”) to read in its entirety as set out in the First Amendment to Rights Agreement annexed as Schedule 3 hereto (the “Rights Plan Amendment”). The Company agrees that changes effected by the Rights Plan Amendment will be maintained in effect, and the Share Rights Plan shall not without the prior written consent of the Investor be further amended or revised to change the Standstill Threshold or the Investor Threshold or affect the ability of the Investor to maintain its level of investment in the Company until the end of the Standstill Period.
     4.2 Lock-Up.
          (a) The Investor shall not sell, transfer, pledge, encumber or otherwise dispose of any Issued Shares for three (3) years following the Effective Date (the “Lock-Up Period”), excluding any sale or other transfer (i) to an Affiliate (by the Investor or another Affiliate of the Investor) that agrees in writing to be bound by the terms of this Agreement, including without limitation this Section 4.2, or (ii) for the purposes of complying with the terms of this Agreement, unless (x) such transaction is approved in advance by a majority of the Company’s independent directors and (y) such third Person agrees in writing to be bound by the terms of this Agreement, including without limitation this Section 4.2; provided, that, subject to the Investor’s compliance with the terms of Section 4.1, the foregoing shall not apply to any direct or indirect transfer of Issued Shares to the Investor by an Affiliate of the Investor. Any stock certificates representing the Issued Shares shall bear a legend substantially in the form below:

“The securities represented by this certificate may only be transferred pursuant to the provisions of an Investor Rights Agreement, dated as of July 31, 2007, as amended from time to time, between the issuer and TDK, copies of which are on file at the principal office of the issuer.”
          (b) Prior to any sale by the Investor of any of Issued Shares during the Standstill Period, Investor shall give the Company at least ten (10) days’ advance notice in writing, and the Investor and the Company shall negotiate in good faith and agree on limitations on the volume of any such sales on the open market; provided, however, that such limitations shall be no greater than is necessary to maintain an orderly market for the Company’s Common Stock; provided, further, that any limitation shall not apply in the case of Investor’s exercise of any of the Investor’s registration rights set forth in Article III.
          (c) Any sale, transfer or other disposition made in violation of Section 4.2(a) shall be null and void, and the Company shall not register any such sale, transfer or other disposition in its books and records.
     4.3 Agreement to Vote.
          (a) At each annual or special stockholders’ meeting held or otherwise conducted at any time prior to the end of the Standstill Period, Investor shall vote (or cause to be voted), in person or by proxy, all voting Securities that Investor or any of its Affiliates owns or has the right to vote:
               (i) in favor of the election of each director nominee included on the slate of director nominees proposed, recommended or otherwise supported by the Board;
               (ii) against any slate of directors or nominees for director that shall be proposed in opposition or as an alternative to the slate of director nominees proposed, recommended or otherwise supported by the Board;
               (iii) in favor of any equity compensation plan or amendment thereof proposed or recommended by the Board;
               (iv) in favor of any recapitalization of the Company for the purpose of forming a holding company or to effect a change in the Company’s state of incorporation if proposed or recommended by the Board; and

               (v) in accordance with the recommendation of the Board as to proposals submitted to the vote of stockholders of the Company with respect to the compensation or benefits of directors, officers or employees of the Company, concerning federal or state statutes relating to business combinations, fair price or control share acquisitions, or concerning the adoption, amendment or termination of a share rights plan.
          (b) The Investor may vote (or cause to be voted), in person or by proxy, any voting Securities owned by it or any of its Affiliates (or that any of them have the right to vote) as it determines in its sole discretion with respect to any of the following matters which are presented at a meeting of stockholders of the Company for approval: (i) any transaction which could result in a Change of Control with respect to the Company; (ii) any disposition by the Company of all or substantially all of its assets; (iii) any matters relating to or concerning the continued publicly traded nature of the Company; (iv) any recapitalization of the Company (other than a recapitalization for the purpose of forming a holding company or to effect a change in the Company’s state of incorporation proposed or recommended by the Board); (v) any liquidation of, or consolidation involving, the Company; (vi) any increase in the Company’s authorized shares or other amendment to the Certificate of Incorporation or Bylaws of the Company; or (vii) any transaction not otherwise provided for in this paragraph (b) that could reasonably be expected to have a material effect on Investor’s investment in the Company. Notwithstanding the foregoing, the Investor shall vote (or cause to be voted), in person or by proxy, all such voting Securities owned by it or any of its Affiliates (or that any of them have the right to vote) against any matters submitted to the stockholders of the Company (A) which relate to the matters set forth in items (i) through (vii) above, and (B) with respect to which the Board has recommended against approval.
          (c) The Investor shall be present, in person or by proxy, and without further action hereby agrees that it shall be deemed to be present, at all meetings of stockholders of the Company so that all voting Securities beneficially owned by Investor shall be counted for purposes of determining the presence of a quorum at such meetings.
     4.4 No Instigation or Support of Proxy Contest or Stockholder Proposals. During the Standstill Period, and prior to receiving notice of a Proposed Transaction that the Board intends to recommend to the Company’s stockholders, Investor shall not, directly or indirectly, through one or more intermediaries acting on its behalf, singly or as part of a 13D Group, and shall cause each of its Affiliates not to, directly or indirectly:
          (a) instigate, support or in any way participate in any proxy contest or otherwise engage in the “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 under the Exchange Act, whether or not such solicitation is exempt under Rule 14a-2 under the Exchange Act) with respect to any matter from holders of voting Securities (including by the execution of actions by written consent) in opposition to proposals or matters proposed, recommended or otherwise supported by the Board;
          (b) become a “participant” in any “election contest” (as such terms are defined or used in Rule 14-11 under the Exchange Act) with respect to the Company or solicit any consent or communicate with or seek to advise, encourage or influence any Person with respect to the voting of any voting Securities; provided, however, that Investor shall not be prevented hereunder from being a “participant” in support of the management of the Company by reason of the membership of Investor’s designee on the Company’s Board or the inclusion of Investor’s designee on the slate of nominees for election to the Board proposed by the Company;

          (c) initiate or participate in the solicitation of, or otherwise solicit, stockholders for the approval of one or more stockholder proposals with respect to the Company as described in Rule 14a-8 under the Exchange Act or induce or attempt to induce any other Person to initiate any stockholder proposal relating to the Company;
          (d) form, join, encourage the formation of, negotiate with, intentionally provide any information to, or in any way participate in a 13D Group of Persons acquiring, holding, voting or disposing of any voting Securities which would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act (or any successor statute or regulation);
          (e) form, join, encourage the formation of, negotiate with, intentionally provide any information to, or in any way participate in, any Person or group which owns or seeks or offers to acquire beneficial ownership of securities of the Company or rights to acquire such securities or for the purpose of circumventing any provision of this Agreement;
          (f) except as otherwise provided in Section 1.5(b), make any proposal, filing under the Exchange Act, or publicly announce its intention to make any proposal, to the Company or any stockholder of the Company with respect to a transaction which, in and of itself, and without regard to the Company’s response, would reasonably be expected to require that (i) the Company publicly announce its receipt of such proposal, or (ii) the Board consider alternative strategic transactions;
          (g) seek the removal of any of the directors other than the Investor Nominee;
          (h) call or seek to have called any meeting of the stockholders of the Company; or
          (i) assist, instigate or encourage any third party to take any of the actions enumerated in this Section 4.4.
ARTICLE V
TERM
     This Agreement shall become effective and enforceable immediately upon the closing of the transactions set forth in the Acquisition Agreement (the “Closing”), which shall be the date set forth above (the “Effective Date”). Except as otherwise provided with respect to specific sections of this Agreement, this Agreement shall terminate only upon the mutual agreement of the Company and Investor. If this Agreement is terminated pursuant to this Article V, all further obligations of each party hereto shall terminate without further liability or obligation of such party to the other, including liability for damages; provided, however, that no such termination shall relieve either party hereto from any liability for any breach of this Agreement arising prior to the termination date; provided, further, that the confidentiality provisions set forth in Section 6.3 shall survive any termination of this Agreement.

ARTICLE VI
MISCELLANEOUS
     6.1 Certain Definitions. Capitalized terms used in this Agreement have the respective meanings set forth in Schedule 1.
     6.2 Interpretation. Unless otherwise indicated to the contrary in this Agreement by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section, Article or paragraph hereof; (b) references in this Agreement to Sections, Articles or paragraphs refer to sections, articles or paragraphs of this Agreement; (c) headings of Sections are provided for convenience only and shall not affect the construction or interpretation of this Agreement; (d) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (e) words importing the singular shall also include the plural, and vice versa; (f) the words “include”, “includes” and “including” shall be deemed to be followed in each case by the phrase “without limitation”; (g) any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect from time to time; (h) any reference to an agreement, contract or other document as of a given date means the agreement, contract or other document as amended, supplemented and modified from time to time through such date; (i) “$” and “Dollars” mean the lawful currency of the United States of America and any threshold set in Dollars herein shall be deemed to refer to the equivalent amount in any other currency, as the context may require; and (j) “or” shall include the meanings “either” or “both.”
     6.3 Confidentiality. The Investor and the Company acknowledge that, in connection with the operation of the Company and the performance of obligations under this Agreement, each of the Investor and the Company (each, in such capacity, a “Receiving Party”) has and will receive Confidential Information from the other (each, in such capacity, a “Disclosing Party”). For purposes of this Agreement, “Confidential Information” means (a) proprietary information (whether owned by the Disclosing Party or a third party to whom the Disclosing Party owes a non-disclosure obligation) or material non-public information regarding the Disclosing Party’s business; and (b) information which is marked as confidential at the time of disclosure to the Receiving Party or, if in oral form, is identified as confidential at the time of oral disclosure and reduced in writing or other tangible (including electronic) form including a prominent confidentiality notice and delivered to the Receiving Party within thirty (30) days of disclosure. Notwithstanding the foregoing, Confidential Information shall not include information which: (i) was known to the Receiving Party, other than through prior receipt from the Disclosing Party, at the time of the disclosure by the Disclosing Party; (ii) has become publicly known through no wrongful act of the Receiving Party; (iii) has rightfully been received by the Receiving Party from a third party without a duty of nondisclosure; or (iv) has been independently developed by the Receiving Party. The Receiving Party agrees not to disclose any such Confidential Information, except (A) to its employees who are reasonably required to have the Confidential Information in connection with the business of the Company or this Agreement; (B) to its agents, representatives, lawyers and other advisers that have a need to know such Confidential Information; and (C) pursuant to, and to the extent of, a request or order by a Governmental Authority or as required by the rules of any applicable securities exchange (the Persons to whom such disclosure is permissible pursuant to clauses (A) and (B) being collectively referred to herein as the “Representatives”); provided, that the Receiving Party’s Representatives (i) are informed of the confidential and proprietary nature of the information and (ii) agree to be bound by and perform under the terms of this Section 6.3 or are otherwise so bound by applicable rules of professional conduct. Each Receiving Party agrees to take all reasonable measures to protect the secrecy and confidentiality of, and avoid disclosure or unauthorized use of, each Disclosing Party’s Confidential Information. The Receiving Party agrees to be responsible for any breach of this Section 6.3 by its Representatives. The Company acknowledges and agrees that the foregoing undertakings are sufficient to permit the Company to make the disclosures required to be made to the Investor pursuant to Section 1.5(b).

     6.4 Affiliates. During the Standstill Period, Investor shall cause its Affiliates to comply with the terms of Sections 4.1 and 4.4 of this Agreement. During the Standstill Period, at any time that an Affiliate of Investor becomes a stockholder of the Company, such Affiliate shall agree in writing to be bound by the terms of this Agreement and, thereafter, Investor shall cause such Affiliate to comply with all other terms set forth in this Agreement.
     6.5 No Inconsistent Agreements. During the Standstill Period, Investor agrees not to grant any proxies or enter into any voting agreement or arrangement with any Person that would be inconsistent with the provisions of this Agreement or that would result in any voting Securities attributable to Investor being voted in any manner inconsistent with the provisions of this Agreement. Nothing contained herein shall be deemed to limit or otherwise affect any obligations of the Company or Investor under the Acquisition Agreement.
     6.6 Representations and Warranties of Investor. Investor represents and warrants to the Company as follows:
          (a) Investor is a corporation duly organized and validly existing under the laws of Japan.
          (b) Investor has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated to be performed by it hereby. The execution, delivery and performance by Investor of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Investor. No approval of Investor’s stockholders is required in connection with Investor’s execution, delivery and performance of this Agreement and the consummation by Investor of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Investor and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding agreement of Investor enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (c) The execution and delivery of this Agreement by Investor do not conflict with any agreement, order or other instrument binding upon it, nor require any regulatory filing or approval.
     6.7 Representations and Warranties of the Company. The Company represents and warrants to Investor as follows:
          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
          (b) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated to be performed by it hereby. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Investor, constitutes the legal, valid and binding agreement of the Company enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (c) The execution and delivery of this Agreement by the Company do not conflict with any agreement, order or other instrument binding upon it, nor require any regulatory filing or approval.
     6.8 Further Assurances. Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of its obligations under this Agreement. Without limiting the generality of the foregoing, neither party hereto shall enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) if such action would materially impair the ability of such party to effectuate, carry out or comply with all the terms of this Agreement.
     6.9 No Assignment or Transfer. Neither party shall, or shall have the right to, assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other party; provided, that Investor may assign its registration rights under Article III hereof in connection with any permitted transfer of Issued Shares. Except as expressly provided herein, any purported assignment, sale, transfer, sublicense, delegation or other disposition by either party shall be null and void.
     6.10 Injunctive Relief. Each party hereto acknowledges that its breach of its obligations under this Agreement would cause the other party irreparable damage. Accordingly, the parties agree that in the event of such breach or threatened breach, in addition to remedies at law, the non-breaching party shall have the right to injunctive or other equitable relief, including specific performance of the terms and provisions hereof, without the necessity of posting any bond or other security, to prevent the other party’s violations of its obligations hereunder.

     6.11 Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, such provision shall be enforced to the maximum extent possible so as to effect the intent of the parties, or, if incapable of such enforcement, shall be deemed to be deleted from this Agreement, and the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect and, in such event, the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the term or application held to be invalid or unenforceable) that will be valid and enforceable and will carry out the parties’ intentions hereunder.
     6.12 Waivers. The waiver by a party of a breach of or a default under any provision of this Agreement, shall not be effective unless such waiver is in writing, expressly states that is a waiver hereunder, and identifies the breach or default to be waived. No waiver hereunder shall, in any event, be construed as a waiver of any subsequent breach of, or default under, the same or any other provision of this Agreement, nor shall any delay or omission on the part of a party in exercising or availing itself of any right or remedy, or any course of dealing hereunder, operate as a waiver of any right or remedy.
     6.13 Amendments. This Agreement may be amended only by written document, expressly stating that it is an amendment to this Agreement, identifying the provisions of this Agreement to be amended, and duly executed on behalf of each of the parties hereto. No delay or omission on the part of a party in exercising or availing itself of any right or remedy, or any course of dealing hereunder, operate as an amendment with respect to any provision hereof.
     6.14 Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.
     6.15 Consent to Jurisdiction.
          (a) The Investor and the Company irrevocably submit, to the exclusive jurisdiction of the Court of Chancery in the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its affiliates except in such courts). The Investor and the Company irrevocably and unconditionally waive (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in such courts or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
          (b) The Investor and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the state and federal courts located in the State of Delaware, with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding clause (a). In addition, the Investor and the Company irrevocably and unconditionally waive application of the procedures for service of process pursuant to the Hague Convention for Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters.

          (c) EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
     6.16 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
     6.17 Independent Contractors. Each party is an independent contractor and neither party’s personnel are employees or agents of the other party for federal, state or other taxes or any other purposes whatsoever, and are not entitled to compensation or benefits of the other. Except for the specific obligations set forth in this Agreement, nothing hereunder shall be deemed to constitute, create, give effect to or otherwise recognize a joint venture, partnership or business entity of any kind, nor shall anything in this Agreement be deemed to constitute either party the agent or representative of the other.
     6.18 No Third-Party Beneficiaries. Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.
     6.19 Notices. All notices and other communications under this Agreement (including notice of, and any stockholder communications relating to, any annual or special stockholders’ meeting held or otherwise conducted to which Section 4.3 applies, which notice and communications Imation shall deliver to the Investor at the address set forth below) shall be in writing and shall be deemed given (i) when delivered by hand or upon confirmed receipt of a facsimile transmission, (ii) when received if sent by an internationally recognized overnight courier service (receipt requested), or (iii) ten (10) Business Days after mailing, postage prepaid, by register or certified mail, return receipt requested, to the below address or such other addresses as a party shall specify in a written notice to the other provided as contemplated herein.

To the Company:	To the Investor:

Imation Corp.	TDK Corporation
1 Imation Place	13-1 Nihonbashi 1-chome
Oakdale, Minnesota 55128	Chuo-ku, Tokyo 103-8272
USA	Japan
Attn: General Counsel	Attn: Seiji Osaka
Fax: (651) 704-4412	Fax: (813) 5201-7114

With a copy (which shall not constitute notice) to:	With a copy (which shall not constitute notice) to:

Dorsey & Whitney	Morrison Foerster
3008 One Pacific Place	AIG Building, 11/F
88 Queensway	1-3, Marunouchi 1-chome
Hong Kong SAR, China	Chiyoda-ku, Tokyo 100-0005
Japan
Attn: Steven C. Nelson, Esq.	Attn: Ken Siegel, Esq.
Fax: (852) 2524 3000	Fax: (81) 3 3214- 6512
Any Express Notice sent by the Company to the Investor shall be in the form of attached Schedule 2 and shall be sent, separately from any other notice of, and any other stockholder communications relating to, any annual or special stockholders’ meeting as described above, to the Investor at the below address or such other addresses as the Investor may specify from time to time in a written notice to the Company provided as contemplated herein.

To the Investor:	With a copy (which shall not constitute notice) to:

TDK Corporation	Morrison Foerster
General Manager, Legal Department	AIG Building, 11/F
13-1 Nihonbashi 1-chome	1-3, Marunouchi 1-chome
Chuo-ku, Tokyo 103-8272	Chiyoda-ku, Tokyo 100-0005
Japan	Japan
Attn: Eiichi Shimomura	Attn: Ken Siegel, Esq.
Fax: (81) 3 5201-7110	Fax: (81) 3 3214- 6512
     6.20 Entire Agreement. This Agreement (including the Exhibits attached hereto, which are incorporated herein by reference) constitutes the entire agreement of the parties hereto with respect to its subject matter. This Agreement supersedes all previous, contemporaneous and inconsistent agreements, negotiations, representations and promises between the parties, written or oral, regarding the subject matter hereunder. There are no oral or written collateral representations, agreements or understandings except as provided herein.
     6.21 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Remainder of page left intentionally blank.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY: Imation Corp.
By:	/s/ John L. Sullivan
	Name:	John L. Sullivan
	Title:	Senior Vice President, General Counsel and Corporate Secretary

INVESTOR: TDK Corporation
By:	/s/ Shiro Nomi
	Name:	Shiro Nomi
	Title:	Senior Vice President

Signature page to the
Investor Rights Agreement

SCHEDULE 1
DEFINITIONS
     “13D Group” means any partnership, syndicate or other group, as those terms are used within the meaning of Section 13(d)(3) of the Exchange Act.
     “Acquisition Agreement” has the meaning set forth in the Recitals.
     “Additional Securities” has the meaning set forth in Section 2.1(a).
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the majority of the members of the board of directors or other governing body of a Person, and the terms “controlled” and “controlling” have correlative meanings.
     “Agreement” has the meaning set forth in the Recitals.
     “Associate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.
     “Beneficial Owner” or “beneficial ownership” shall have the meaning set forth in the Share Rights Plan.
     “Board” has the meaning set forth in Section 1.1.
     “Board Qualifications” has the meaning set forth in Section 1.1.
     “Business Day” means any day, other than weekends, on which commercial banks in both New York City and Tokyo, Japan are open for business.
     “Change of Control” has the meaning set forth in Section 1.5(c).
     “Closing” has the meaning set forth in Article V.
     “Common Stock” has the meaning set forth in the Recitals.
     “Company” has the meaning set forth in the Recitals.
     “Confidential Information” has the meaning set forth in Section 6.3.
     “Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.
     “Demand Registration Request” has the meaning set forth in Section 3.1(a)(i).

S1-1

     “Disclosing Party” has the meaning set forth in Section 6.3.
     “Effective Date” has the meaning set forth in Article V.
     “Equity Interest” means, as to the Investor, a percentage represented by the fraction, (a) the numerator of which is the sum of (i) the number of shares of Common Stock then held by the Investor and (ii) the number of shares of Common Stock that the Investor would hold upon the conversion or exercise of all Securities held by the Investor, and (b) the denominator of which is the number of shares of Common Stock outstanding on a Fully Diluted Basis.
     “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended and in effect on the date of this Agreement.
     “Exempted Securities” means the (i) issuance of Securities pursuant to any equity compensation plan or employee stock purchase plan adopted by the Company from time to time, and as may be amended from time to time, and the issuance of shares of Common Stock underlying any such Securities; (ii) issuance of shares of Common Stock upon exercise of any option, rights, warrants or other convertible instruments which either existed as of the Closing or the issuance of which was previously subject to preemptive rights; (iii) issuance of shares of Common Stock in connection with a share dividend, share split or similar event made or paid pro rata on all, and solely with respect to, shares of Common Stock; and (iv) issuance of shares of Series A Junior Participating Preferred Stock in accordance with the terms of the Share Rights Plan.
     “Forfeiture Date” has the meaning set forth in Section 1.1.
     “Fully Diluted Basis” means the sum of (i) the number of issued and outstanding shares of Common Stock at the relevant time, plus (ii) the number of shares of Common Stock to be issued or acquired upon exercise or conversion of any Securities convertible into shares of Common Stock on the then-effective terms and conditions.
     “Governmental Approval” means any Consent of any Governmental Authority.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any nation or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization; and any securities exchange or quotation system.
     “Initial Share Number” means the aggregate number of Initial Shares.
     “Initial Shares” means (a) the Issued Shares and (b) any shares of Common Stock acquired by the Investor in open-market purchases prior to and held at Closing or during the 180-day period following the Closing.
     “Investor” has the meaning set forth in the Recitals.

S1-2

     “Investor Nominee” has the meaning set forth in Section 1.1.
     “Investor Threshold” has the meaning set forth in Section 4.1(b).
     “Issued Shares” means the shares of Common Stock issued by Imation to TDK or an Affiliate of TDK at the Closing.
     “Lock-Up Period” has the meaning set forth in Section 4.2(a).
     “Nomination Forfeiture Event” has the meaning set forth in Section 1.4.
     “Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.
     “Preemptive Rights” has the meaning set forth in Section 2.1(a).
     “Preemptive Share Amount” has the meaning set forth in Section 2.1(c).
     “Proposed Registration” has the meaning set forth in Section 3.1(b)(i).
     “Proposed Transaction” has the meaning set forth in Section 1.5.
     “Public Disclosure” means disclosure in an annual report on Form 10-K, a quarterly report on Form 10-Q, or any securities registration statement, in each case publicly filed with the SEC and available on the SEC’s EDGAR database.
     “Purchase Price” has the meaning set forth in Section 2.1(d).
     “Receiving Party” has the meaning set forth in Section 6.1.
     “Registrable Securities” has the meaning set forth in Section 3.1(a)(i). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) they have been distributed to the public pursuant to an offering registered under the Securities Act, (ii) they have been sold to the public through a broker, dealer or market maker in compliance with Rule 144 under the Securities Act (or any similar rule then in force) or (iii) at the time of any Demand Registration Request or Proposed Registration they, together with all other Registrable Securities held by the holder thereof, have satisfied the two-year holding period required by paragraph (k) of Rule 144 under the Securities Act and are legally permitted to be publicly sold without registration with the SEC pursuant to paragraph (k) of Rule 144.
     “Revised Proposal” has the meaning set forth in Section 1.5.
     “Rights Plan Amendment” has the meaning set forth in Section 4.1(d).
     “SEC” means the United States Securities and Exchange Commission.
     “Securities” means, as to the Company, any shares of Common Stock or preferred stock and any securities which are convertible into, or any option or right to subscribe for or acquire, any shares of Common Stock or preferred stock of the Company.

S1-3

     “Securities Act” means the United States Securities Act of 1933.
     “Share Rights Plan” means the Rights Agreement, dated as of June 21, 2006, between the Company and The Bank of New York, a New York banking association, including the exhibits thereto.
     “Standstill Period” has the meaning set forth in Section 4.1.
     “Standstill Threshold” has the meaning set forth in Section 4.1(a).
     “Trademark License” has the meaning set forth in Section 1.4(c).

S1-4

SCHEDULE 2
FORM OF EXPRESS NOTICE
[Imation Letterhead]
URGENT
TDK Corporation
Legal Department
13-1 Nihonbashi 1-chome
Chuo-ku, Tokyo 103-8272
Japan
Attn: Eiichi Shimomura

Re:	Notice of Required Vote of Securities of Imation Corp. in Accordance With the Investor Rights Agreement between Imation and TDK
Dear Sirs,
Pursuant to Sections 1.4(d) and 6.19 of the Investor Rights Agreement (the “IRA”), dated July 31, 2007, by and between TDK Corporation (“TDK”) and Imation Corp. (“Imation”), this letter is to inform TDK that certain important matters will be voted on in Imation’s upcoming [special][annual] stockholders’ meeting scheduled to be conducted on                     , 2                    .
A proxy statement, proxy card, and a description of the measures in question will be sent under separate cover for your review.
The specific proposals which Imation’s board of directors requests your vote in accordance with the board’s recommendations are as follows:

	Proposal:	Imation board of directors
recommendation
1.

2.

Note that you are contractually required by the IRA to vote in accordance with the Imation board recommendations above, and TDK may lose important rights if you fail to do so.
If you have any questions in regards to this matter, please contact the General Counsel of Imation at (                    )                     -                    .

S2-1

SCHEDULE 3
RIGHTS PLAN AMENDMENT

S3-1

FIRST AMENDMENT TO RIGHTS AGREEMENT
     This Amendment (this “Amendment”) is made as of ___, 2007 between Imation Corp., a Delaware corporation (the “Company”), and The Bank of New York, a New York banking corporation, as rights agent (the “Rights Agent”), to the Rights Agreement dated as of June 21, 2006 between the Company and the Rights Agent (the “Original Agreement”).
     WHEREAS, the Company and the Rights Agent have entered into the Original Agreement; and
     WHEREAS, the Board of Directors of the Company has determined to amend the Original Agreement in accordance with Section 27 thereof and hereby directs the Rights Agent to execute this Amendment.
     Accordingly, the parties hereby agree as follows:
     1. Section 1(a) of the Original Agreement is hereby amended in its entirety to read as follows:
     (a) “Acquiring Person” shall mean any Person (as such term is defined in this Agreement) who or which, together with all Affiliates and Associates (as such terms are defined in this Agreement) of such Person, shall be the Beneficial Owner (as such term is defined in this Agreement) of fifteen percent (15%) or more of the shares of Common Stock then outstanding, but shall not include:
     (i) the Company,
     (ii) any Subsidiary of the Company,
     (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such plan,
     (iv) any Person who, together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company unless and until such Person, after becoming aware that such Person has become the Beneficial Owner of fifteen percent (15%) or more of the then outstanding shares of Common Stock, acquires beneficial ownership of any additional shares of Common Stock which would render such Person, together with all Affiliates and Associates of such Person, the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding,
     (v) any Person who, on or prior to the Rights Dividend Declaration Date, has disclosed in a Schedule 13D or Schedule 13G statement on file with the Securities and Exchange Commission as of the Rights Dividend Declaration Date that such Person, together with all Affiliates

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and Associates of such Person, is the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding, unless such Person acquires beneficial ownership of shares of Common Stock in addition to those disclosed in such Schedule 13D or Schedule 13G statement which would render such Person, together with all Affiliates and Associates of such Person, the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding,
     (vi) any Person who becomes the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock of the Company then outstanding as a result of the direct or indirect acquisition, by way of merger, stock purchase, asset purchase or otherwise, of another Person or Persons who “beneficially owns” shares of Common Stock, provided the Common Stock of the Company is not the primary asset of such other Person or Persons, such acquisition is made without any intention of changing or influencing control of the Company, and the Person, after becoming aware that such Person has become the “beneficial owner” of fifteen percent (15%) or more of the then outstanding shares of Common Stock, does not acquire “beneficial ownership” of any additional shares of Common Stock which would render such Person, together with all Affiliates and Associates of such Person, the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding, or
     (vii) TDK Corporation (“TDK”) and its Affiliates at any time during the period (the “TDK Standstill Period”) beginning at the time, if any, at which the Company shall have issued to TDK and its Affiliates shares of Common Stock representing in the aggregate fifteen percent (15%) or more of the shares of Common Stock outstanding immediately following such initial issuance and ending at the time, if any, at which TDK and its Affiliates shall have (A) ceased, as a result of voluntary sales of shares of Common Stock by any of them, to be the holders of record, in the aggregate, of at least that number of shares of Common Stock that shall be equal to seventy-five percent (75%) of the sum of (1) the number of shares of Common Stock so issued plus (2) any additional shares of Common Stock acquired by TDK and its Affiliates prior to and held at the date of such initial issuance or acquired during the 180-day period following the date of such initial issuance, or (B) ceased, as a result of the subsequent issuance by the Company of additional shares of Common Stock, to be the holders of record of at least ten percent (10%) of the Common Stock outstanding immediately following such subsequent issuance if, but only if, TDK and its Affiliates would have continued to hold at least ten percent (10%) of the outstanding Common Stock following such subsequent issuance but for a failure of TDK to exercise any rights it may have had to subscribe for any of such additional shares; provided, that, if TDK shall, at any time during the said TDK Standstill Period, have become the Beneficial Owner either (x) of more than twenty-one percent (21%) of the Common Stock then outstanding other than as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company, or (y) of more than twenty-two percent (22%) of the Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company, then, in either such event, TDK and its Affiliates shall have refrained, from and after becoming aware

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that the applicable percentage has been surpassed, from acquiring beneficial ownership of any additional shares of Common Stock and, within ten (10) Business Days after becoming aware that the applicable percentage has been surpassed, shall have disposed of a sufficient number of shares of Common Stock such that TDK shall be the Beneficial Owner of no more than twenty-one percent (21%) of the shares of Common Stock then outstanding.
A Person other than the Company or any Subsidiary of the Company holding shares of Common Stock for or pursuant to the terms of an employee benefit plan of the Company or of any Subsidiary of the Company and in addition being the Beneficial Owner of shares of Common Stock that are not held for or pursuant to the terms of any such plan shall be deemed to constitute an Acquiring Person, notwithstanding anything herein stated, if, but only if, it, together with its Affiliates and Associates, shall be the Beneficial Owner of fifteen percent (15%) or more, exclusive of those shares of Common Stock held by it for or pursuant to the terms of any such plan, of the shares of Common Stock then outstanding.
Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be deemed an “Acquiring Person” pursuant to the foregoing provisions of this paragraph (a) has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the shares of Common Stock that would otherwise cause such Person to be an “Acquiring Person” or (B) such Person was aware of the extent of its Beneficial Ownership but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement), and without any intention of changing or influencing control of the Company, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be deemed an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.
     2. Section 18 of the Original Agreement is hereby amended by adding the following sentence at the end of that Section:
“Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but no limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage.”
     3. By its execution and delivery hereof, the Company states that this Amendment is in compliance with the terms of Section 27 of the Original Agreement and directs the Rights Agent to execute this Amendment.
     4. The Original Agreement shall remain in full force and effect without amendment, except for this Amendment and any other amendment made in accordance with Section 27 of the Original Agreement. All terms used in this Amendment that are defined in the Original Agreement but are not defined herein shall have the meanings ascribed to them in the Original Agreement. The Summary of Rights contained in Exhibit C

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to the Original Agreement is a summary of the Original Agreement without regard to this Amendment and does not limit or affect this Amendment in any way. All references in the Original Agreement to “this Agreement,” “the Agreement,” or “hereof” and all references in this Amendment to the Agreement shall hereafter be deemed to be references to the Original Agreement as amended by this Amendment and any other amendment made in accordance with Section 27 of the Original Agreement.
     5. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State; provided, however, that the rights, obligations and duties of the Rights Agent hereunder shall be governed by and construed in accordance with the laws of the State of New York.
     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.

IMATION CORP.

By

Its

THE BANK OF NEW YORK

By

Its

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